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                                                                 EXHIBIT 23.2



                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Coast Savings Financial Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-4 of H.F. Ahmanson & Company of our report dated January 23, 1997, with respect to the consolidated statement of financial condition of Coast Savings Financial Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Coast Savings Financial Inc., and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG PEAT MARWICK LLP


Los Angeles, California
December 5, 1997